Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX ANNOUNCES UNANTICIPATED SEQUENTIAL DECLINE

IN FISCAL THIRD QUARTER REVENUE AND EXPECTS NET INCOME TO

DECLINE SEQUENTIALLY TO A LOSS

Anaheim, CA, July 11, 2007 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, said today that fiscal third quarter net sales unexpectedly declined from fiscal second quarter net sales, due to an ongoing decline in sales to its largest customer.

In its fiscal second quarter earnings teleconference, M-Flex said that, as in previous years, it expected sequential growth between the second and third fiscal quarters. At that time, the company believed that demand from its emerging customers would compensate for the ongoing softness in sales to its largest customer.

According to M-Flex’s chairman and chief executive officer, Phil Harding, although sales to all customers other than the company’s largest customer did show significant sequential growth of approximately 43 percent during the quarter, sales to the company’s largest customer declined substantially more than expected. As a result, net sales decreased to $104.1 million as compared to fiscal second quarter net sales of $113.4 million. In addition, M-Flex expects that net income will decline sequentially from the second quarter to a net loss from operations for the third quarter, before an expected non-recurring charge to expense transaction costs related to the conditional offer by M-Flex (the “Offer”) to acquire all of the outstanding shares of MFS Technology Ltd (“MFS”).

Harding said that the company expects to incur a non-recurring charge in the fiscal third quarter of approximately $8 million related to expensing the deferred transaction costs from the Offer. M-Flex terminated the Offer in late June 2007, after WBL Corporation Limited (“WBL”) announced that its shareholders had voted against tendering WBL’s shares of MFS in the Offer and against voting WBL’s M-Flex shares in favor of the Offer. Approval of the shareholders of WBL for the Offer was a pre-condition to M-Flex making the Offer.

M-Flex expects to report its complete financial results for the fiscal third quarter in early August.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage, and portable bar code scanners. M-Flex’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding revenues, net sales, net income, seasonality in the company’s sales, the company’s relationship and opportunities with its customers and anticipated sales to those customers (including expectations about sales trends to customers), and current and upcoming programs and product mix. Additional forward-looking statements include any other statement that is not historical fact, including any statement which is preceded by the words “expect,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the company’s forward-looking statements as a result of a variety of factors including the impact of changes in demand for the company’s products and the company’s success with new and current customers, the company’s ability to develop and deliver new technologies, the company’s ability to diversify its customer base, the company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the company’s ability to manage quality assurance issues, the degree to which the company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans, the impact of competition, pricing pressures and technological advances, the outcome of any litigation by or against the company and other risks detailed from time to time in the company’s SEC reports, including its Quarterly Report on Form 10-Q for the second fiscal quarter ended March 31, 2007. These forward-looking statements represent the company’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.

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